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                                                                   EXHIBIT 10.16

                            GRAY COMMUNICATIONS, INC.
                            126 N. Washington Street
                           Albany, Georgia 31702-0048


                         MEMORANDUM SEPARATION AGREEMENT


This Memorandum Separation Agreement acknowledges and evidences the understanding between Gray Communications Systems, Inc. ("Gray") and John T. Williams ("Williams") regarding Williams' resignation as Chief Executive Officer of Gray and as a member of the Board of Directors of Gray. It is agreed between Gray and Williams that the basic understanding set forth in this memorandum will be formalized in a Separation Agreement that will fully set forth the obligations between Gray and Williams.

     1.   RESIGNATION.   Effective December 1, 1995, Williams hereby resigns his
employment as Chief Executive Officer of Gray and as a member of the Board of Directors of Gray. Williams acknowledges that his resignation was without "Good Reason" as defined in paragraph (F) of the Employment Agreement entered into between Gray and Williams on March 16, 1992, as amended May 6, 1992.

     2.   CONSULTING AGREEMENT.    Williams agrees that during the two year
period he is employed as a consultant, December 1, 1995 through November 30, 1997, he will neither directly nor indirectly, on his own behalf or in the service or on behalf of others, as an officer, director, manager, supervisor, administrator, consultant or in any other capacity engage in any business or activity which is the same or essentially the same as Gray's business of newspaper publishing or television broadcasting in both the markets it is serving as of December 1, 1994 and the Knoxville, Tennessee and Tallahassee, Florida.

     3. COVENANT NOT TO COMPETE. Williams agrees that during the two year period he is employed as a consultant, December 1, 1995 through November 30, 1997, he will neither directly nor indirectly, on his own behalf or in the service or on behalf of others, as an officer, director, manager, supervisor, administrator, consultant or in any other capacity engage in any business or activity which is the same or essentially the same as Gray's business of newspaper publishing or television broadcasting in both the markets it is serving as of December 1, 1994 and the Knoxville, Tennessee and Tallahassee, Florida.

     4.   CONFIDENTIALITY.    Williams acknowledges and agrees that in the
performance of his duties as Chief Executive Officer of Gray and as a member of the Board of Directors of Gray he has been provided with information regarding the business operations, plans and ownership of Gray that is proprietary and confidential in nature. Williams agrees that during the two year period he is


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employed as a consultant, December 1, 1995 through November 30, 1997, he will continue to have a fiduciary responsibility to Gray to maintain the confidential nature of all information regarding the business operations, plans and ownership of Gray and that he will not disclose any such information to any individual, corporate or business entity or governmental agency without first notifying Gray and consulting with the Board of Directors of Gray or its counsel.

     5. COMPENSATION. As consideration for the resignation, agreements and covenants set forth in paragraphs 1-4 above, Gray agrees to provide Williams the following in compensation during the period from December 1, 1995 through November 30, 1997.


          a. An annual salary of $285,000. This amount is to be paid with same frequency and in the same manner as the annual salary Williams received as Chief Executive Officer.

          b. Health care insurance coverage in the same amount as Williams received when he was employed as Chief Executive Officer. The percentage of the premium paid by Gray and by Williams will remain the same as when he was employed as Chief Executive Officer.

          c. Life insurance coverage in the same amount as Williams has received as Chief Executive Officer.

          d. Contributions by Gray to the defined benefit pension plan and to the 401(K) plan at the same level as when Williams was Chief Executive Officer.

          e. $28,000.00 in cash to be paid to Williams on January 2, 1996 in return for Williams withdrawal from the Supplemental Pension Plan effective January 2, 1996.

          f. The "Restriction Period" defined in paragraph 1(b) of the Restrictive Stock Agreement dated May 6, 1992 is amended to delete said paragraph in its entirety and substitute therefore the following:

                    "Restrictions Period means January 2, 1996."

          g.   Use of Williams former office for the month of December, 1995.

     6. Williams agrees and acknowledges that the compensation specified in paragraph 5 above is a complete and full satisfaction of all obligations of any sort from Gray to Williams arising out of his employment as Chief Executive Officer. More


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specifically, Williams agrees that he is not entitled to any further compensation or remuneration pursuant to the Employment Agreement between Gray and Williams dated march 16, 1992, as amended May 6, 1992 or the Restrictive Stock Agreement dated May 6, 1992.

     7. Williams agrees and acknowledges that any breach on his part of the terms of this letter would result in irreparable injury or damage and that it would be difficult to establish the full monetary value of such damage. Therefore, Gray shall be entitled to injunctive relief by a court of appropriate jurisdiction in the event of any breach. Entitlement to injunctive relief, however, shall not limit Gray's right to any monetary damages that can be established.

     8.   This agreement shall be governed by the laws of the State of Georgia.


- ------------------------------                 ---------------------------------
John T. Williams                               Gray Communications Systems, Inc.
                                               William A. Fielder, III
                                               Vice-President and Chief
                                               Financial Officer


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